Exhibit 99.1

ENOCHIAN BIOSCIENCES ANNOUNCES APPOINTMENT OF

DR. DAVID HARDY TO SCIENTIFIC ADVISORY BOARD

LOS ANGELES, CALIFORNIA – July 18, 2018 – Enochian Biosciences, Inc. (“Enochian”) a biopharmaceutical company focused on the development and commercialization of novel therapies for HIV/AIDS and cancer, announced today the appointment of David Hardy, MD, to its Scientific Advisory Board (SAB).

Dr. W. David Hardy currently serves as Senior Director of Evidence-based Practices, ACTG clinical research site (CRS) leader, MACS co-investigator and HIV/primary care provider at Whitman-Walker Health in Washington, D.C. and also holds an Adjunct Professor of Medicine appointment at Johns Hopkins University School of Medicine in Baltimore. He previously served as Director, Division of Infectious Diseases at Cedars-Sinai Medical Center and Professor of Medicine at the David Geffen School of Medicine at UCLA, and just prior to joining Whitman-Walker, he was Chief Medical Officer for Calimmune, a biotechnology company investigating gene-modified CD4+ T cells and hematopoietic stem cells as a potential therapy for HIV infection.

Dr. Hardy currently serves as Chair-elect of the Board of Directors of HIV Medicine Association (HIVMA), Chair of the Education Committee of the American Academy of HIV Medicine (AAHIVM) and Editor-in-Chief of AAHIVM’s comprehensive textbook Fundamentals of HIV Medicine for the HIV Specialist, published in 2012 and 2016.

“We believe that the experience of Dr. Hardy will provide invaluable support to our efforts to develop cellular therapies for HIV,” said Eric Leire, MD, Enochian´s President and Chief Executive Officer

About Enochian

Enochian Biosciences is a biopharmaceutical company focused on the development and commercialization of novel therapies aimed to change the course of treatment in HIV/AIDS and cancer. The company’s lead candidate ENO-1001 (pre-IND) is a treatment for HIV/AIDS. ENO-2001 is an HIV vaccine in preclinical stage, and its additional compounds ENO-4001 (Phase III), ENO-4002, ENO-5001, and ENO-3001 are in discovery stages for prevention relapse in colon cancer patients.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes, plans” “expects” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.